Amendment to Investment Advisory Agreement

         This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO International Funds, Inc., a Maryland corporation (the "Company") and INVESCO Funds Group, Inc., a Delaware corporation ("IFG"), as of the 30th day of January, 1998 (the "Agreement").

         WHEREAS, the Company desires to have IFG perform investment advisory, statistical, research, and certain administrative and clerical services with respect to management of the assets of the Company allocable to the INVESCO Emerging Markets Fund, and IFG is willing and able to perform such services on the terms and conditions set forth in the Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the terms and conditions of the Agreement shall be applicable to the Company's assets allocable to the INVESCO Emerging Markets Fund, to the same extent as if the INVESCO Emerging Markets Fund was to be added to the definition of "Funds" as utilized in the Agreement, and that INVESCO Emerging Markets Fund shall pay IFG a fee for services provided to them by IFG under the Agreement as follows: 1.00% on the first $500 million of the Fund's average net assets, 0.85% on the next $500 million of the Fund's average net assets and 0.75% on the Fund's average net assets over $1 billion.

         IN WITNESS WHEREOF, the parties have executed this Agreement on this 30th day of January, 1998.

                                               INVESCO INTERNATIONAL FUNDS, INC.


                                               By:     /s/ Dan J. Hesser
                                                       -------------------------
                                                       Dan J. Hesser,
ATTEST: /s/ Glen A. Payne                              President
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Glen A. Payne, Secretary
                                               INVESCO FUNDS GROUP, INC.


                                               By:     /s/ Ronald L. Grooms
                                                       -------------------------
                                                       Ronald L. Grooms,
ATTEST: /s/ Glen A. Payne                              Senior Vice President
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Glen A. Payne, Secretary